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EXHIBIT (8)(m)

STATE STREET BANK AND TRUST COMPANY
CUSTODIAN FEE SCHEDULE
SANFORD BERNSTEIN INTERNATIONAL VALUE FUND

I. GLOBAL CUSTODY
Includes: Maintaining custody of assets. Settling portfolio purchases and sales. Reporting buy and sell fails. Determining and collecting portfolio income. Making cash disbursements and reporting cash transactions. Monitoring corporate actions. Withholding foreign taxes. Filing foreign tax reclaims.

A. Holding Fees (basis points per portfolio per annum):

Group I      Group II  Group III    Group IV   Group V     Group VI  Group VII
Denmark      Australia Austria      Belgium    Hong Kong   Argentina Bangladesh
Euroclear    Canada    Ireland      Finland    Thailand    Brazil    China
Germany      France    Malaysia     Indonesia  Philippines Chile     Columbia
Japan        Norway    Netherlands  Italy      S. Africa   Greece    India
New Zealand  U.K.      Singapore    Mexico     S. Korea    Poland    Israel
                       Sweden       Spain      Turkey      Portugal  Pakistan
                       Switzerland                         Sri Lanka Peru
                                                           Taiwan    Uruguay
                                                                     Venezuela

                   Group I Group I Group III Group IV Group V Group VI Group VII
First $100 Million   3.0     7.0     9.0       10.0    15.0     30.0     40.0
Over $100 Million    2.0     6.0     8.0        8.0    15.0     30.0     40.0

Monthly Minimum Fee: $2,000

B. Transactions Charges (U.S. Dollars):*

Group I    Group II      Group III       Group IV        Group V    Group VI
$30        $60           $75             $100            $125       $150
Canada     Austria       Argentina       Belgium         Hungary    Bangladesh
Euroclear  Chile         Australia       China           Jordan     Uruguay
Germany    Hong Kong     Brazil          Columbia        Pakistan
Japan      Italy         Indonesia       Denmark         Peru
           Mexico        Ireland         Finland
           Netherlands   Israel          France
           Switzerland   Malaysia        Greece
           Thailand      Philippines     India
           U.K.          Poland          New Zealand
                         Portugal        Norway
                         S. Africa       Singapore
                         S. Korea        Zimbabwe
                         Spain
                         Sri Lanka
                         Sweden
                         Taiwan
                         Turkey
                         Venezuela


*Electronic delivered trade transactions will be lowered by $3.00
Settlement of Third Party Foreign Exchange (per Transaction)         $50.00

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II. DOMESTIC CUSTODY CHARGES

Transactions

Holding Fees Annual Fee in Basis Points

First 50 million                3
Next 50 million                 2
Over 100 million                1

State Street Bank Repos                                              $7.00

DTC or Fed Book Entry Buy/Sell                                       $12.00

New York Physical Buy/Sell                                           $25.00

PTC Buy/Sell                                                         $12.00

All other trades                                                     $16.00

Option charge for each option written or closing contract,
per issue, per broker                                                $25.00

Option expiration/Option exercised                                   $15.00

Deliver loaned securities versus cash collateral                     $20.00

Deliver loaned securities versus securities collateral               $30.00

Receive/deliver additional cash collateral                           $6.00

Substitutions of securities collateral                               $30.00

Deliver cash collateral versus receipt of loaned securities          $15.00

Deliver securities collateral versus receipt of loaned securities    $25.00

Loan administration - mark-to-market per day, per loan               $3.00

Interest Rate Futures - no security movement                         $8.00

Monitoring for calls and processing coupons - for each coupon
issue held - monthly charge                                          $5.00

Principal reduction payments per paydown                             $10.00

Dividend charges (for items held at the request of traders over
record date in street form)                                          $50.00


III. PORTFOLIO AND FUND ACCOUNTING

Maintain investment ledgers selected portfolio transactions, position and income reports. Maintain general ledger and capital stock accounts. Prepare daily trial balance. Calculate net asset value. Provide selected general ledger reports. Securities yield or market value quotations will be provided to State Street by the fund or via State Street's pricing service (see schedule IV).

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$3,750 per month

IV. PRICING SERVICE

Monthly Quote Charge: (Based on the average number of positions in portfolio)

Municipal Bonds via Muller Data                                         $21.00

Municipal Bonds via Kenny Information System                            $16.00

Government, Corporate and Convertible Bonds via Merrill Lynch           $12.00

Corporate and Government Bonds via Muller Data                          $11.00

Options, Futures and Private Placements                                 $6.00

Foreign Equities and Bonds via Extel Ltd.                               $5.00

Listed Equities, OTC Equities, and Bonds                                $6.00

Corporate, Municipal, Convertible and Government Bonds, Adjustable
Rate Preferred Stocks via IDSI                                          $6.00

V. SPECIAL SERVICES

Fees for activities of non-recurring nature such as consolidations or reorganizations, extraordinary security shipments and the preparation of special reports will be subject to negotiation. Fees for tax accounting/recordkeeping for options, financial futures and other special items will be negotiated separately.

VI. OUT-OF-POCKET EXPENSES

A billing for the recovery of applicable out-of-pocket expenses will be made as of the end of each month. Out-of-Pocket expenses include, but are not limited to the following

Telephone
Wire Charges $5.25 per wire in and $5.00 out)
Postage and Insurance
Courier Service
Duplicating
Legal Fees

Supplies Related to Fund Records
Rush Transfer - $8.00 each
Transfer Fees
Sub-Custodian Out-of-Pocket Charges (e.g. stamp duties, registration, etc.) Price Waterhouse Audit Letter
Federal Reserve Fee for Return Check Items Over $2,500 - $4.25
GNMA Transfer - $15.00 Each

VII. BALANCE CREDITS

A balance credit equal to 90% of the 90-day Treasury Bill rate, in effect the last business day of each month, will be applied to the Custodian Demand Deposit Account (U.S.) balance, net of check redemption service overdrafts, on a pro-rated basis against the fund's Custodian Fees, excluding out-of-pocket expenses. The balance credit will be cumulative and carried forward each month. Any excess credit remaining at year-end (December 3 1st) will not be carried forward.

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SANFORD C. BERNSTEIN FUND, INC.
By: Jean Margo Reid
Title: Secretary
Date: July 20, 1995

STATE STREET BANK AND TRUST CO.
By: Timothy Panaro
Title: Vice President
Date: July 27, 1995